                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 6, 1994

                       CALIFORNIA ENERGY COMPANY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         Delaware                       1-9874                        94-2213782
 (State or other jurisdiction    (Commission File Number)           (IRS Employer
      of incorporation)                                            Identification No.)


    10831 Old Mill Road, Omaha, Nebraska          68194
  (Address of principal executive offices)      (Zip Code)


       Registrant's telephone number, including area code: 402-330-8900

                                NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED FROM LAST REPORT)

ITEM 5. OTHER EVENTS

   On October 6, 1994, CE Acquisition Company, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of California Energy Company, Inc., a Delaware corporation (the "Registrant"), commenced an offer (the "Offer") to purchase 12,400,000 shares of Common Stock, par value $0.10 per share ("Shares"), of Magma Power Company, a Nevada corporation (the "Company"), and the associated Preferred Share Purchase Rights (the "Rights") to be issued on October 14, 1994 pursuant to the Rights Agreement, dated on or about October 3, 1994 between the Company and a Rights Agent, at $35 per Share (and associated Right), net to the seller in cash, without interest thereon. The 12,400,000 Shares sought pursuant to the Offer constitute approximately 51% of the Shares on a fully diluted basis. The aggregate consideration payable by the Purchaser with respect to the Shares to be purchased in the Offer is approximately $434 million. The Purchaser estimates that approximately an additional $176 million will be required to effectuate the Proposed Merger described below. The Offer will expire at 12:00 midnight, New York City time, on Thursday, November 3, 1994, unless the Offer is extended.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which, together with Shares beneficially owned by the Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis, (2) the Company having entered into a definitive merger agreement with the Purchaser to provide for the acquisition of the Company pursuant to the Offer and the Proposed Merger, (3) the Purchaser being satisfied, in its sole judgment, that the Purchaser has obtained financing sufficient to enable it to consummate the Offer and the Proposed Merger, and (4) authorization by the Registrant's stockholders of the issuance of shares of common stock, par value $0.0675 per share, of the Registrant ("Registrant Common Stock") sufficient to complete the Proposed Merger. The Offer is also subject to certain other terms and conditions.

   The purpose of the Offer is to acquire majority control of the Company as the first step in the acquisition of the entire equity interest in the Company. The Registrant is seeking to negotiate with the Company a definitive acquisition agreement (the "Proposed Merger Agreement") pursuant to which the Purchaser would, as soon as practicable following consummation of the Offer, consummate a merger or other business combination (the "Proposed Merger") with the Purchaser or another direct or indirect wholly owned subsidiary of the Registrant. In the Proposed Merger, each outstanding Share and Right (other than Shares held by the Registrant, the Purchaser or any other direct or indirect wholly owned subsidiary of the Registrant, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the Nevada General Corporation Law) would be converted into the right to receive cash and shares of Registrant Common Stock having a combined cash and market value of $35 per Share. The per Share amount of cash and Registrant Common Stock to be distributed in the Proposed Merger would be determined such that the blended purchase price for all Shares and Rights acquired by the Purchaser and its affiliates in the Offer and the Proposed Merger would be $25 in cash, without interest thereon, and $10 in market value of Registrant Common Stock as established within a range of certain maximum and minimum prices for the Registrant Common Stock.

   On October 3, 1994, the Company filed a complaint entitled Magma Power Company v. California Energy Company, Inc., Case No. CV94-06160, against the Registrant in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. The complaint seeks a declaratory judgment that
(i) the Company's Board properly discharged its fiduciary obligations in adopting the Rights Agreement and an amendment to the Company's Bylaws and, accordingly, such agreement and amendment were valid and binding, and (ii) the Merger Moratorium Statute is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution. On October 5, 1994, the Registrant removed this action to the United States District Court for the District of Nevada. The Registrant intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside.

   On October 6, 1994, the Purchaser filed a Statement on Schedule 14D-1 relating to the Offer with the Securities and Exchange Commission pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, a copy of which is attached hereto as Exhibit 99.1. The foregoing description is qualified in its entirety by reference to the Offer to Purchase, dated October 6, 1994, which appears as Exhibit (a)(1) to the Schedule 14D-1 and is hereby incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial statements of businesses acquired: None.

   (b) Pro forma financial information: None.

   (c) Exhibit:

   99.1 Statement on Schedule 14D-1 with the Securities and Exchange Commission on October 6, 1994 pursuant to Rule 14d-3 under the Securities Exchange Act of 1934.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CALIFORNIA ENERGY COMPANY, INC.

                                By: /s/ Steven A. McArthur
                                        Steven A. McArthur
                                         Senior Vice President,
                                         General Counsel and Secretary


October 6, 1994

                                EXHIBIT INDEX

   EXHIBIT                                                                                            PAGE
- - -----------  ------------------------------------------------------------------------------------  --------
99.1         Statement on Schedule 14D-1 with the Securities and Exchange Commission on
             October 6, 1994 pursuant to Rule 14d-3 under the Securities Exchange Act of 1934.
